Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	702-7173
investor.relations@express-scripts.com

Express Scripts Reports Strong Fourth Quarter Earnings
Record Cash Flow From Operations of $193 million
Gross Profit up 13%

ST. LOUIS, March 2, 2005—Express Scripts, Inc. (Nasdaq: ESRX) announced fourth quarter net income of $80.9 million, or $1.07 per diluted share, a 24 percent increase over $0.86 per diluted share reported for the same quarter last year. For the year, the Company reported net income of $278.2 million, or $3.59 per diluted share, compared to $249.6 million, or $3.16 per diluted share for 2003.

The Company generated a record $193.0 million of cash flow from operations in the fourth quarter compared with $176.5 million in the same quarter last year. During the quarter, Express Scripts repurchased 2.4 million shares of common stock for $176.1 million. For the year, Express Scripts generated $496.2 million of cash flow from operations compared to $457.9 million last year.

To date, the Company has repurchased 12.9 million shares under its share repurchase program. Recently, the Company’s Board of Directors increased the authorized share repurchase program to permit the Company to purchase up to an additional 6.1 million shares.

“Our strong results for the fourth quarter provide confidence as we look towards 2005 and beyond,” stated Barrett Toan, chairman and chief executive officer. “Our business model is built around the alignment of interests with our clients and members in making the use of prescription drugs safer and more affordable. As a result, the increased utilization of generics and mail pharmacy services, including specialty drugs, translated into lower pharmacy trends for our clients and improved profitability for Express Scripts. This value proposition has differentiated us from the competition, solidified our position as an industry leader and provided for a consistent track record of growth.”

 Strong Fourth Quarter Operating Results
Revenues for the fourth quarter of 2004 were $3.9 billion, a 13 percent increase over the same quarter last year, primarily due to the acquisition of CuraScript, increased use of prescription drugs and drug price inflation. Increased use of lower-cost generic drugs (approximately 52 percent of total prescriptions in the fourth quarter compared to 48 percent for the same period last year) and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases.

Mail pharmacy prescriptions increased 17 percent to 10.1 million during the quarter from 8.6 million last year. “In addition to the growth in our traditional mail pharmacy services, CuraScript has enjoyed success in capturing an increased share of our clients’ specialty drug spend by improving the quality and affordability of specialty drug therapy for their patients,” added Toan. “CuraScript’s current annual run rate of revenue exceeds $835 million, reflecting a patient base that has more than doubled since we purchased CuraScript in early 2004.”

Retail network claims processed in the fourth quarter were 107.7 million, an increase of 12 percent over the 95.8 million processed last year. The increase in retail claims reflects higher membership including the June 1st  implementation of the TRICARE Retail Pharmacy (“TRICARE”) program for the Department of Defense. Total adjusted claims reached a record 139.0 million, a 13 percent increase over last year.

Gross profit for the fourth quarter increased 13 percent to $263.5 million from $232.7 million last year reflecting the growth in mail and retail prescriptions, higher generic utilization and increased management of specialty drugs. Gross profit per adjusted claim was $1.90 for the fourth quarter of both 2004 and 2003. The positive impact on gross profit per adjusted claim from increased generic utilization and mail pharmacy services, including the management of specialty drugs in the 2004 quarter was offset by the new TRICARE retail network contract, which generates a lower profit per claim than the Company’s integrated (retail and mail) pharmacy benefit business.

Selling, general and administrative (“SG&A”) expenses for the quarter increased to $128.4 million from $115.2 million last year. As disclosed in prior quarters, enrollment in the Pharmacy Care Alliance (“PCA”) Medicare discount card program was lower than expected. Because PCA enrollment goals for 2005 were not met, the Company recorded a charge to SG&A in the fourth quarter to reserve $12.0 million of unsecured borrowings by PCA under a line of credit with the Company.

Operating income for the quarter increased 15 percent to $135.0 million, while EBITDA was $154.6 million, an increase of 17 percent over last year’s fourth quarter. EBITDA per adjusted claim increased from $1.08 in last year's fouth quarter to $1.11 in the fourth quarter of 2004.

Full year 2004 Review
Revenues for 2004 were $15.1 billion, up 14 percent over 2003. Mail pharmacy prescriptions increased to 39.1 million, a 21 percent increase over 2003, while network pharmacy claims processed were 398.8 million, a 5 percent increase over 2003. Total adjusted claims for 2004 were 519.5 million, up 8 percent over last year.

Adjusted gross profit for 2004 increased 8 percent to $938.7 million, while adjusted operating income increased 14 percent to $512.5 million. Adjusted EBITDA increased 16 percent to $582.5 million, and on a per adjusted claim basis, adjusted EBITDA was $1.12, a 7 percent increase over 2003.

For 2004, the PCA charge of $12 million, or $0.10 per diluted share, was mostly offset by lower management incentive compensation expense; therefore, the PCA charge did not significantly impact the diluted earnings per share that were reported for the full year 2004. Also during 2004, the Company recorded net charges of $0.28 per diluted share for the early retirement of debt in the first half of the year, legal defense costs in the third quarter, and a contract termination payment received in the first quarter. During 2003, the Company incurred $0.04 per diluted share in charges for the early retirement of debt.

2005 Earnings Guidance
Express Scripts expects that its financial performance will continue to benefit from the growth in mail and retail prescriptions, further increases in generic utilization, growth in its specialty pharmacy offering, increased productivity and other cost management initiatives, and capital structure improvements. While it is too early in the year to revisit full-year 2005 earnings guidance, the first quarter is progressing well, and the Company expects that diluted earnings per share for the first quarter of 2005 will not be below the $1.07 reported for the fourth quarter.

Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, and medical and drug data analysis services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
risks and uncertainties regarding the implementation and the ultimate terms of the Medicare prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis

•
risks associated with our acquisitions (including our acquisition of CuraScript) which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with our inability to attract and retain qualified personnel
• other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2004	2003	2004	2003

Revenues (1)	$3,939,718	$3,487,737	$15,114,728	$13,294,517
Cost of revenues (1)	3,676,247	3,255,024	14,170,538	12,428,179
Gross profit	263,471	232,713	944,190	866,338
Selling, general and administrative	128,425	115,186	451,198	417,213
Operating income	135,046	117,527	492,992	449,125
Other (expense) income :
Undistributed loss from joint venture	(760)	(1,276)	(4,514)	(5,796)
Interest income	1,345	1,045	3,837	3,390
Interest expense	(4,554)	(8,245)	(41,672)	(41,417)
	(3,969)	(8,476)	(42,349)	(43,823)
Income before income taxes	131,077	109,051	450,643	405,302
Provision for income taxes	50,170	41,620	172,436	154,674
Income before cumulative effect of accounting change	80,907	67,431	278,207	250,628
Cumulative effect of accounting change, net of tax	-	-	-	(1,028)
Net income	$80,907	$67,431	$278,207	$249,600

Basic earnings per share :
Before cumulative effect of accounting change	$1.08	$0.87	$3.64	$3.22
Cumulative effect of accounting change	-	-	-	(0.01)
Net income	$1.08	$0.87	$3.64	$3.21

Weighted average number of common shares
outstanding during the period - Basic EPS	74,809	77,365	76,376	77,830

Diluted earnings per share :
Before cumulative effect of accounting change	$1.07	$0.86	$3.59	$3.17
Cumulative effect of accounting change	-	-	-	(0.01)
Net income	$1.07	$0.86	$3.59	$3.16

Weighted average number of common shares
outstanding during the period – Diluted EPS	75,941	78,513	77,516	78,928

(1) Excludes estimated retail pharmacy co-payments of $1,397,299 and $1,280,568 for the three months ended December 31, 2004 and 2003, respectively, and $5,545,889 and $5,276,148 for the twelve months ended December 31, 2004 and 2003, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	December 31,	December 31,
(in thousands, except share data)	2004	2003
Assets
Current assets:
Cash and cash equivalents	$166,054	$396,040
Receivables, net	1,057,222	1,011,154
Inventories	158,775	116,375
Deferred taxes	33,074	15,346
Prepaid expenses and other current assets	27,892	21,220
Total current assets	1,443,017	1,560,135
Property and equipment, net	181,166	177,312
Goodwill, net	1,708,935	1,421,493
Other intangible assets, net	245,270	232,059
Other assets	21,698	18,175
Total assets	$3,600,086	$3,409,174

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebate payable	$1,236,775	$1,145,028
Accounts payable	322,885	264,875
Accrued expenses	231,695	216,505
Current maturities of long-term debt	22,056	-
Total current liabilities	1,813,411	1,626,408
Long-term debt	412,057	455,018
Other liabilities	178,304	133,755
Total liabilities	2,403,772	2,215,181

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common stock, $0.01 par value per share, 275,000,000 and
181,000,000 shares authorized, respectively, and 79,787,000
and 79,795,000 shares issued and outstanding, respectively	798	798
Additional paid-in capital	467,353	484,663
Unearned compensation under employee compensation plans	(18,177)	(23,302)
Accumulated other comprehensive income	8,266	3,638
Retained earnings	1,142,757	864,550
	1,600,997	1,330,347
Common Stock in treasury at cost, 5,929,000 and
2,223,000 shares, respectively	(404,683)	(136,354)
Total stockholders' equity	1,196,314	1,193,993
Total liabilities and stockholders' equity	$3,600,086	$3,409,174

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Year ended December 31,
(in thousands)	2004	2003

Cash flow from operating activities:
Net income	$278,207	$249,600
Adjustments to reconcile net income to net cash
provided by operating activities, excluding the
effect of the acquisition:
Depreciation and amortization	70,040	54,030
Non-cash adjustments to net income	67,140	71,203
Net changes in operating assets and liabilities	80,843	83,091
Net cash provided by operating activities	496,230	457,924

Cash flows from investing activities:
Purchases of property and equipment	(51,516)	(53,105)
Proceeds from sale of property and equipment	-	6,455
Acquisition, net of cash acquired, and
investment in joint venture	(331,558)	3,871
Loan to Pharmacy Care Alliance	(14,050)	-
Other	103	(69)
Net cash used in investing activities	(397,021)	(42,848)

Cash flows from financing activities:
Proceeds from long-term debt	675,564	50,000
Repayment of long-term debt	(745,955)	(160,430)
Proceeds from revolving credit line, net	50,000	-
Treasury stock acquired	(336,377)	(143,041)
Deferred financing fees	(6,036)	(224)
Net proceeds from employee stock plans	30,967	41,227
Other	1,471	-
Net cash used in financing activities	(330,366)	(212,468)

Effect of foreign currency translation adjustment	1,171	2,778

Net (decrease) increase in cash and cash equivalents	(229,986)	205,386
Cash and cash equivalents at beginning of period	396,040	190,654
Cash and cash equivalents at end of period	$166,054	$396,040

Express Scripts Inc.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months	3 months		3 months	3 months	3 months
	ended	ended		ended	ended	ended
	12/31/2004	9/30/2004		6/30/2004	3/31/2004	12/31/2003

Claims Detail
Network (1)	107,726	101,784		95,729	93,517	95,808
Mail	10,090	9,972		9,752	9,266	8,624
Total PBM claims	117,816	111,756		105,481	102,783	104,432
Non-PBM claims (2)	955	929		829	793	859
Total claims	118,771	112,685		106,310	103,576	105,291
Adjusted claims (3)	138,951	132,629		125,814	122,108	122,539

Per Adjusted Claim
Gross profit	$1.90	$1.77		$1.78	$1.82	$1.90
EBITDA (4)	$1.11	$1.11	(5)	$1.14	$1.16	$1.08

See notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of	As of	As of	As of	As of
	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003

Debt to EBITDA ratio (6)	0.8x	0.8x	0.8x	1.2x	0.9x
EBITDA interest coverage (7)	13.5x	11.9x	11.0x	12.1x	12.1x
Operating cash flow interest coverage (8)	11.9x	10.6x	9.9x	10.6x	11.0x
Debt to capitalization (9)	26.6%	25.7%	24.1%	32.1%	27.6%

Reconciliation of Gross Profit, Operating Income and EBITDA (4) to
Adjusted Gross Profit, Operating Income and Adjusted EBITDA
Table 3

	12 months	3 months
	ended	ended
	12/31/2004	9/30/2004
Gross profit	$944,190	$235,410
Less: termination payment received	(5,500)	-
Adjusted gross profit	$938,690	$235,410

Operating income	$492,992	$104,604
Add: charge for legal defense costs	25,000	25,000
Less: termination payment received	(5,500)	-
Adjusted operating income	$512,492	$129,604

EBITDA(4)	$563,032	$122,256
Add: charge for legal defense costs	25,000	25,000
Less: termination payment received	(5,500)	-
Adjusted EBITDA	$582,532	$147,256

The Company is using adjusted gross profit, adjusted operating income and adjusted
EBITDA in order to remove a large charge in order to compare the underlying financial performance to prior periods.

Unaudited Earnings Excluding Charges
Table 4
(in thousands, except per share data)

	2004	2003

Reported income before income taxes	$450,643	$405,302

Charge for legal defense costs	25,000	-
Charge for early retirement of debt	12,300	4,900
Charge for early retirement of debt	3,600	-
Termination payment received	(5,500)	-

Income before tax excluding net charges	486,043	410,202

Provision for income taxes	185,980	156,549

Net income before cumulative effect
excluding net charges	300,063	253,653
Cumulative effect of accounting
change, net of tax	-	(1,028)
Net income excluding net charges	$300,063	$252,625

Weighted average number of shares
outstanding during period - diluted	77,516	78,928

Diluted earnings per share excluding
net charges	$3.87	$3.20

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Return on Invested Capital ("ROIC")
Table 5
	2004	2003

Adjusted operating income	$512,492	$449,125
Income tax	196,079	171,835
Net operating profit after tax ("NOPLAT")	$316,413	$277,290

Stockholders' equity	$1,196,314	$1,193,993
Interest bearing liabilities	434,113	455,018
Long-term deferred income taxes, net	155,700	112,100
Invested capital	$1,786,127	$1,761,111
Average invested capital	$1,773,619	$1,705,136

ROIC	17.8%	16.3%

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2) Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

(3) Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

(4) The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net income	$80,907	$67,431	$278,207	$249,600
Income taxes	50,170	41,620	172,436	154,674
Depreciation and amortization *	19,563	14,343	70,040	54,030
Interest expense, net	3,209	7,200	37,835	38,027
Undistributed loss from joint venture	760	1,276	4,514	5,796
Cumulative effect of accounting change, net of tax	-	-	-	1,028
EBITDA	154,609	131,870	563,032	503,155
Current income taxes	(62,201)	(41,378)	(153,287)	(120,236)
Interest expense less amortization	(2,952)	(6,755)	(30,223)	(34,963)
Undistributed loss from joint venture	(760)	(1,276)	(4,514)	(5,796)
Other adjustments to reconcile net income
to net cash provided by operating activities	104,258	94,067	121,222	115,764
Net cash provided by operating activities	$192,954	$176,528	$496,230	$457,924

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$8,739	$5,706	$28,756	$21,262
Selling, general and administrative	10,824	8,637	41,284	32,768
	$19,563	$14,343	$70,040	$54,030

(5) Reflects adjusted EBITDA, which excludes the $25 million charge in the third quarter of 2004 for legal defense costs.

(6) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7) Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8) Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2004, this ratio was negatively impacted by a $12.3 million non-recurring charge to interest expense related to the redemption of Senior Notes in June 2004. For the first quarter of 2004 this ratio was also negatively impacted by the non-recurring charges to interest expense of $3.6 million, which pertains to the early retirement of debt.

(9) Represents debt divided by the total of debt and stockholders equity.